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                                                             Exhibit 99.B(h)(18)

                            PORTFOLIO PARTNERS, INC.

                         SHAREHOLDER SERVICING AGREEMENT
                              SERVICE CLASS SHARES

         This SHAREHOLDER SERVICE AGREEMENT is being entered into as of the 27th day of November, 2001 between PORTFOLIO PARTNERS, INC. (the "Fund"), in respect of the Service Class Shares of its Portfolios set forth on Schedule A hereto, and AETNA LIFE INSURANCE AND ANNUITY COMPANY (the "Service Organization"). In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

         1. Pursuant to the terms of this Agreement, the Service Organization, itself, or through other financial institutions or other intermediaries, will provide shareholder support services (including personal services and the maintenance of shareholder accounts) to the Fund and the holders of the Service Class Shares of its Portfolios set forth on Schedule A hereto. These services shall include, but are not limited to, the following functions: (i) aggregating and processing purchase and redemption requests and placing net purchase and redemption orders with our transfer agent; (ii) providing shareholders with a service that invests the assets of their accounts pursuant to specific or pre-authorized instructions; (iii) processing dividend payments; (iv) providing information periodically to shareholders showing their positions in Service Class Shares; (v) arranging for bank wires; (vi) responding to shareholder inquiries relating to the services performed by you; (vii) providing subaccounting with respect to Service Class Shares or the information to us necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices); (ix) providing office space, equipment, telephone facilities and various personnel, including clerical, supervisory and computer personnel, as necessary or beneficial to establish and maintain shareholder accounts and records; and (x) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations.

         2. To compensate the Service Organization for the services it provides and the expenses it bears hereunder, the Fund will, on behalf of each Portfolio listed on Schedule A, pay the Service Organization a service fee (the "Service Fee") accured daily and paid promptly (but in any event within three business days) after the last day of each calendar month, at the applicable annual rate set forth on Schedule A of the average daily net assets of the Service Class Shares of such Portfolios listed on such Schedule A (computed in the manner specified in the Fund's registration statement, as the same is in effect from time to time, in connection with the computation of the net asset value of Service Class Shares for purposes of purchases and redemptions). The Service Fee paid under this Agreement is intended to qualify as a "service fee" as defined in Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (or any successor provision) as in effect from time to time. The Service Organization may retain such other financial institutions or other intermediaries as it deems necessary to aid it in the provision of the shareholder support services required to be provided hereunder, and in connection with any such retention may compensate such financial institutions or other intermediaries as it deems appropriate. In no event, however, will the Fund have any liability for payment of the Service Fee to any person other than the Service Organization.

         If this Agreement is terminated as of any date not the last day of a calendar month, then the fee payable to the Service Organization shall be paid promptly (but in any event within three business days) after such date of termination.

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         3.    This Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year if this Agreement is approved at least annually by the Directors, including a majority of the Directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of this Agreement (the "Disinterested Directors"). This Agreement is terminable, without penalty, at any time by the Fund (which termination may be by a vote of a majority of the Fund's Disinterested Directors) or by the Service Organization upon notice to the Fund.

         4. Notwithstanding paragraph 3, this Agreement may be terminated at any time, without the payment of any penalty, by the Service Organization, on the one hand, or by the vote of a majority of the Disinterested Directors, on the other, on not more than thirty (60) days written notice.

         5. Any agreement entered into pursuant to this Agreement shall be in writing and shall be subject to termination as provided in Section 4.

         6. This Agreement may be amended at any time (including for the purpose of making modifications to Schedule A hereto) by a written instrument executed by the Service Organization and the Fund.

         7. This Agreement shall be construed in accordance with the laws of The State of Maryland and is non-assignable by the parties hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date first written above.


                                       PORTFOLIO PARTNERS, INC.


                                       By:  /s/ Laurie M. Tillinghast
                                          ------------------------------
                                            Name:  Laurie M. Tillinghast
                                            Title: President


                                       AETNA LIFE INSURANCE AND ANNUITY COMPANY


                                       By:  /s/ Laurie M. Tillinghast
                                          ------------------------------
                                            Name:
                                            Title: Vice President

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                                   SCHEDULE A

                                                                                ANNUAL RATE
PPI Alger Aggressive Growth Portfolio - Service Class                              0.25%
PPI Alger Growth Portfolio - Service Class                                         0.25%
PPI Brinson Tactical Asset Allocation Portfolio - Service Class                    0.25%
PPI DSI Enhanced Index Portfolio - Service Class                                   0.25%
PPI Goldman Sachs(R) Capital Growth Portfolio - Service Class                      0.25%
PPI MFS Research Growth Portfolio - Service Class                                  0.25%
PPI MFS Capital Opportunities Portfolio - Service Class                            0.25%
PPI MFS Emerging Equities Portfolio - Service Class                                0.25%
PPI OpCap Balanced Value Portfolio - Service Class                                 0.25%
PPI Salomon Brothers Capital Portfolio - Service Class                             0.25%
PPI Salomon Brothers Investors Value Portfolio - Service Class                     0.25%
PPI Scudder International Growth Portfolio - Service Class                         0.25%
PPI T. Rowe Price Growth Equity Portfolio - Service Class                          0.25%

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